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                                                                    Exhibit 3.4

                  [LETTERHEAD OF DRINKER BIDDLE & REATH LLP]


                                                                  June 20, 2001

Salomon Smith Barney Inc.      The Chase Manhattan Bank
7 World Trade Center           4 New York Plaza
40th Floor                     New York, New York 10004
New York, New York 10048

            Re: Tax Exempt Securities Trust Pennsylvania Trust 116

Dear Sirs:

  As Sponsor and Trustee of the Tax Exempt Securities Trust, you have requested our opinion on the applicability to Pennsylvania Trust 116 (one of several underlying separate unit investment trusts comprising the Tax Exempt Securities Trust) and its Unit holders of personal property taxes imposed by certain counties in the Commonwealth of Pennsylvania and income taxes imposed by the Commonwealth of Pennsylvania and by the Philadelphia School District.

  We have examined a draft of the prospectus for the Tax Exempt Securities Trust, Pennsylvania Trust 116, to be dated June 21, 2001. We have also examined a draft of the Reference Trust Agreement to be dated of even date herewith, and a copy of the Trust Indenture and Agreement dated July 16, 1987, both among Salomon Smith Barney Inc., as Depositor, The Chase Manhattan Bank, as Trustee, and Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as Evaluator. In rendering this opinion we have relied upon the information set forth in these documents and, in particular, we have relied upon the following facts as they relate to Pennsylvania Trust 116:

    1. Pennsylvania Trust 116 (the "Trust") is a New York common law trust which is one of a series of similar but separate trusts created under the law of New York by the Reference Trust Agreement of even date herewith and the Trust Indenture and Agreement dated July 16, 1987. The Reference Trust Agreement is in form and substance the same as the copy of the draft received by us from Paul, Hastings, Janofsky & Walker LLP.

    2. Paul, Hastings, Janofsky & Walker LLP, special counsel to the Sponsor of the Tax Exempt Securities Trust, have rendered their opinion of even date herewith contained in the prospectus to the effect that, for federal income tax purposes, the Trust is not an association taxable as a corporation; each Unit holder will be considered the owner of a pro-rata portion of the Trust under Sections 671-678 of the Internal Revenue Code of 1986, as amended; each Unit holder will be considered to have received his pro rata share of bond interest when it is received by the Trust and will have a taxable event when the Trust disposes of a bond; and interest income from the underlying bonds exempt from federal income tax when received by the Trust will retain its status as tax-exempt interest to the Unit holders.

    3. The Trust may include a small proportion of bonds or other obligations issued by the Government of Guam or by its authority, bonds issued by the Government of Puerto Rico or by its authority or bonds issued by the Government of the United States Virgin Islands or by a municipality thereof (collectively, "Possession Bonds"). The balance of the Trust will be comprised of a fixed portfolio of interest bearing bonds or other obligations issued by or on behalf of the Commonwealth of Pennsylvania, a public authority, commission, board or other agency created by the Commonwealth of Pennsylvania, a political subdivision of the Commonwealth of Pennsylvania or a public authority created by any such political subdivision ("Pennsylvania Bonds").

    4. The Trustee of the Trust is The Chase Manhattan Bank, or a successor corporation, which is not and will not be a resident of the Commonwealth of Pennsylvania.

  On the basis of our examination of the documents referred to above, the statements therein contained and herein recited and on the basis of our review of the applicable laws of the United States, the Commonwealth of Pennsylvania
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June 20, 2001
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and its political subdivisions, the regulations thereunder, judicial decisions and rulings and policies currently in effect, we are of the opinion that:

                             Personal Property Tax

  The County Personal Property Tax ("Personal Property Tax") is imposed on specified classes of intangible personal property, including bonds, owned or held by a Pennsylvania resident in his own night or as an active trustee, agent, attorney-in-fact or in any other manner. The tax is also imposed on the equitable interest of a resident beneficiary in an out-of-state trust. At present, however, no Pennsylvania county actually imposes the Personal Property Tax.

The Trust

  Intangible personal property owned, held, or possessed by a nonresident active trustee is not subject to Personal Property Tax. The intangible personal property comprising the Trust is held by The Chase Manhattan Bank, as trustee, with an office and place of business in the State of New York. Therefore, the Trust's property is not subject to Personal Property Tax.

Unit Holders

  Because the Trust's property is not subject to tax directly, Units of the Trust owned or held by Pennsylvania residents are subject to Personal Property Tax as "equitable interests." Liability for tax is limited, however, to the proportion of the Trust comprised of classes of intangible personal property subject to Personal Property Tax.

  Pennsylvania Bonds are expressly exempt from Personal Property Tax and, therefore, a Unit holder's equitable interest in Pennsylvania Bonds held by the Trust is not taxable.

  By Acts of Congress, Possession Bonds are exempt from taxation by any state or political subdivision thereof. On the basis of these exemptions, the Commonwealth of Pennsylvania and its political subdivisions are precluded from imposing any direct tax on Possession Bonds and, therefore, such bonds are not subject to Personal Property Tax. Because Possession Bonds are exempt from Personal Property Tax, a Unit holder's equitable interest in such bonds held by the Trust is likewise exempt from tax.

       Corporate Net Income Tax and Capital Stock/Foreign Franchise Tax

The Trust

  The Pennsylvania Corporate Net Income tax ("CNI Tax") and the Capital Stock/Franchise Tax (the "Franchise Tax") are imposed on domestic and foreign corporations for the privilege of doing business, carrying on activities, having capital or property employed or used, or owning property in the Commonwealth.

  For CNI Tax purposes, the term "corporation" is defined to include a common law business trust that for federal income tax purposes is taxable as a corporation, but not a common law trust that is not taxable as a corporation for federal income tax purposes. The opinion of Paul, Hastings, Janofsky & Walker LLP described above concludes, in part, that the Trust is not taxable as a corporation for federal income tax purposes. Thus, the Trust is not a "corporation" liable for tax for CNI Tax purposes.

  The Franchise Tax applies to "business trusts," and it is possible that the Trust could be considered a "business trust" for this purpose. However, generally, the Trust will not be subject to the Franchise Tax to the extent the Trust's assets consist of Pennsylvania Bonds and Possession Bonds.

Unit Holders

  The CNI Tax adopts taxable income for federal income tax purposes, subject to certain Pennsylvania adjustments not pertinent here. Thus, corporate Unit holders will be considered as having received their pro rata shares of interest income and gain when such items are received by the Trust. Interest on Pennsylvania Bonds is exempt from

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June 20, 2001
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Pennsylvania income taxes, including CNI Tax. As discussed previously, by Acts of Congress, Possession Bonds are exempt from direct state and local taxation, including income taxation of interest earned on them. In addition, because interest on Pennsylvania and Possession Bonds is generally exempt from federal income tax (with certain exceptions for industrial development bonds and arbitrage bonds), such interest is also generally exempt for CNI Tax purposes. Income received by a Unit holder attributable to interest on Pennsylvania
Bonds and Possession Bonds is exempt from Pennsylvania income taxes. However, gains from the sale or other disposition of Pennsylvania Bonds and Possession Bonds and income received by Unit holders attributable to such gains are subject to CNI Tax.

  Pennsylvania treats gains on the sale of a Unit attributable to unrealized gains on exempt obligations as taxable for purposes of the Personal Income Tax, as discussed below. Therefore, gains on the sale of a Unit by a holder subject to the CNI Tax may also be taxable.

  Generally, a pass-through exemption from the Franchise Tax will be allowed for a Unit holder on the pro rata share of interest income and gain when such items are received by the Trust to the extent such an exemption would be available if the Unit holder held Pennsylvania and Possession Bonds directly.

                              Personal Income Tax

  The Pennsylvania Personal Income Tax ("PIT") is imposed on specified classes of income, including interest and net gains from the disposition of property, received by resident and nonresident individuals, estates, and trusts. Nonresidents are taxed only on income from Pennsylvania sources.

  As discussed above, interest on Pennsylvania Bonds and Possession Bonds and income received by Unit holders attributable to such interest are exempt from Pennsylvania income taxes, including PIT. Gains from the sale or other disposition of such bonds and income distributed to Unit holders attributable to such gains, and gains from the sale or other disposition of a Unit, are subject to PIT.

                         Philadelphia School District
                                Net Income Tax

  The Philadelphia School District Net Income Tax ("School District Tax") is imposed on individuals residing in the Philadelphia School District on net income from the ownership, sale or other disposition of property, both tangible and intangible. Each Unit holder is deemed to be the owner of a pro-rata portion of the Trust and is considered as having received his share of interest income or gain when it is received by the Trust.

  Interest from Pennsylvania Bonds is not taxable for School District Tax purposes. Interest from Possession Bonds will not be taxable as a consequence of the exemption of such bonds from taxation by federal law.

  Gain from the sale or other disposition of any property held for more than six months is not subject to School District Tax. A Unit holder's share of gain realized from the disposition of Pennsylvania Bonds and Possession Bonds held more than six months also is not subject to tax. However, gain realized from the disposition of Pennsylvania Bonds and Possession Bonds held for six months or less and income received by Unit holders attributable to such gain are taxable. Similarly, gain realized by a Unit holder on the sale or other disposition of a Unit is not subject to School District Tax if such Unit has been held for more than six months. Gain on the sale or other disposition of a Unit which has been held six months or less is taxable.

                               Scope of Opinion

  This opinion is based on the applicable laws of the United States, the Commonwealth of Pennsylvania, the regulations thereunder, judicial decisions and Pennsylvania Department of Revenue rulings and policies currently in effect, which are subject to change by legislative, judicial or administrative action.

  We express no opinion whether the Sponsor, any particular Unit holder, or the Trustee is or will be subject to the taxes discussed in this opinion, or whether they are required to file returns with respect thereto. This opinion is strictly limited to the determination whether the Trust Units, the Pennsylvania Bonds and Possession Bonds, and the interest and/or gain therefrom, are exempt or taxable for purposes of the ordinances and statutes described above when

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June 20, 2001
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distributed to the Unit holders of the Trust. No opinion is expressed regarding the extent, if any, to which Units, or interest and gain thereon, are subject to, or included in the measure of, the special taxes imposed by the Commonwealth on banks and other financial institutions or any privilege, excise, franchise or other tax imposed on business entities not discussed herein. We note, however, that Trust Units may be subject to tax in the estate of a resident decedent under existing Pennsylvania inheritance and estate tax laws.

  We have acted as special Pennsylvania counsel in connection with the registration and offering of Units in the Pennsylvania Trust named above. As such, we have prepared the section of the Prospectus to be filed with respect to such Trust Units entitled "Pennsylvania Trust." The information in such section with respect to Pennsylvania economic and budgetary conditions is derived from official statements of the Commonwealth of Pennsylvania and other sources that generally are available to investors. Such information constitutes only a brief summary of the complex factors affecting the financial situation in Pennsylvania and does not purport to be complete. While we have not independently verified this information, we have no reason to believe that it is not correct in all material respects.

  We have previously advised you on the summary of our opinion to appear in the prospectus. We hereby consent to the references to our firm under the caption "Pennsylvania Taxes" in the prospectus included in the registration statement filed with the Securities and Exchange Commission with respect to the offering of interests in the Trust. This does not constitute a consent under section 7 of the Securities Act of 1933, as in consenting to the references to our firm under such caption we have not certified any part of such registration statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

  We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                                          Very truly yours,

                                             /s/ Drinker Biddle & Reath LLP
                                          By __________________________________
                                                 Drinker Biddle & Reath LLP


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